 Exhibit 1.2

AMENDMENT TO FINANCIAL ADVISORY AGREEMENT

December 20, 2019 (the "Effective Date")

Edesa Biotech, Inc.
100 Spy Court
Markham, Ontario L3R 5H6 Canada
Attention: Par Nijhawan MD, Chief Executive Officer
Email: ,

Dear Par:

This letter agreement (this "Agreement") confirms the amendment, as outlined below, to the original Financial Advisory Agreement dated November 5, 2019 by Edesa Biotech, Inc., a British Columbia corporation (the "Company"), of Brookline Capital Markets, a division of Arcadia Securities, LLC, a New York limited liability company ("BCM"), (the "FAA").

Amendment to the FAA.

As agreed to by the Company and BCM, as of the Effective Date of this Agreement, BCM will not be owed any Placement Agent Fees, as defined in in Section 2 of the FAA, on investors that participate in the simultaneous, non-brokered Canadian private placement.

[Signature Page Follows]

Please confirm that the foregoing is in accordance with the Company's understanding of the agreement between the parties hereto by signing, dating, and returning to us an original or copy of this Agreement.

Brookline Capital Markets,
a division of Arcadia Securities, LLC

By: ____________________
Name: William B Buchanan Jr.
Its: [illegible]

Agreed to and accepted by
Edesa Biotech, Inc.
as of the Effective Date:

By: ____________________
Name: ____________________
Its: ____________________

Signature Page to Financial Advisory Agreement

Please confirm that the foregoing is in accordance with the Company's understanding of the agreement between the parties hereto by signing, dating, and returning to us an original or copy of this Agreement.

Brookline Capital Markets,
a division of Arcadia Securities, LLC

By: ______________________
Name: ______________________
Its: ______________________

Agreed to and accepted by
Edesa Biotech, Inc.
as of the Effective Date:

By: ______________________
Name: Pardeep Nijhawan
Its: Chief Executive Officer